Exhibit 3.3

STATE of DELAWARE

CERTIFICATE of TRUST

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

FIRST: The name of the trust is BEHRINGER HARVARD SHORT-TERM OPPORTUNITY LIQUIDATING TRUST.

SECOND: The name and address of the Delaware trustee is CSC Trust Company of Delaware, 2711 Centerville Road, Suite 210, Wilmington, Delaware 19808.

In Witness Whereof, the undersigned has executed this Certificate of Trust this 11th day of February, 2013.

Managing Trustee:

Behringer Harvard Advisors II LP

By:	Harvard Property Trust, LLC, its General Partner

	By:	/s/ Stanton P. Eigenbrodt
Stanton P. Eigenbrodt
Executive Vice President and General Counsel

Delaware Trustee:

CSC Trust Company of Delaware

By:	/s/ Alan R. Halpern
Alan R. Halpern
Vice President